Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-260486) and Form S-8 (No. 333-259414, No. 333-233635, No. 333-192169, and No. 333-137943) of MIND Technology, Inc. (the “Company”), of our report dated May 1, 2023, relating to the consolidated financial statements and schedule of the Company which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty, appearing in this Annual Report on Form 10-K of the Company for the year ended  January 31, 2023.

/s/ Moss Adams LLP

Houston, Texas

May 1, 2023